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                                                                    Exhibit 10.3


                         THIRD AMENDMENT TO CREDIT AGREEMENT

     THIS THIRD AMENDMENT TO CREDIT AGREEMENT (the "AMENDMENT"), dated as of September 30 1998, is entered into by and between DIGITAL MICROWAVE CORPORATION (the "BORROWER") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "BANK").

                                   RECITALS

     A. The Borrower and the Bank are parties to a Credit Agreement dated as of June 30, 1997, amended by First and Second Amendments thereto between the Borrower and the Bank on June 1, 1998 and July 22, 1998, respectively (as in effect as of the opening of business on the date of this Amendment, the "CREDIT AGREEMENT") pursuant to which the Bank has extended certain credit facilities to the Borrower.

     B. The Borrower has requested that the Bank agree to certain amendments of the Credit Agreement.

     C. The Bank is willing to amend the Credit Agreement subject to the terms and conditions of this Amendment.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. DEFINED TERMS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

     2.   AMENDMENTS TO CREDIT AGREEMENT.

          (a)  Article I of the Credit Agreement is amended as follows:

          (1)  By deleting the following definitions:

               Acceptable Subsidiary              Advance
               Availability Period                Bank Guaranty
               Bank Guaranty Outstanding Amount   Closing Date
               Continuing Guaranty                Credit Limit
               Dollar Advances                    Final Maturity Date
               Floating Rate                      Local Currency
               Local Currency Advance             Notice of Borrowing
               Notice of Conversion/Continuation  Offshore Credit Provider
               Offshore Rate                      Offshore Rate Advance
               Offshore Rate Interest Period      Reference Rate Advance
               Revolving Facility

          (2) By adding the following definition in the proper alphabetical sequence:

                    "LETTERS OF CREDIT" means the Letters of Credit described in
               Exhibit I of the Third Amendment to Credit Agreement.


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          (3)  By modifying the definition of "L/C Outstanding Amount" to provide as follows:

                    "L/C OUTSTANDING AMOUNT":  at any time, the undrawn amount at such time of any Letter of Credit, plus the amount of all drafts or drawings paid or accepted by the Bank which have not yet been reimbursed to the Bank, plus any other obligation or liability of the Borrower to the Bank with respect to any Letter of Credit.

          (b) Article II of the Credit Agreement is amended in its entirety to provide as follows:

                                     ARTICLE II

                               THE LETTERS OF CREDIT

          2.01  THE LETTERS OF CREDIT.

          (a) The Bank agrees to continue the Letters of Credit and to honor drafts under the Letters of Credit. The Bank shall be under no obligation to amend any of the Letters of Credit.

          (b) On October 30, 1998, the Borrower covenants and agrees that it shall either:

               (1) return all of the Letters of Credit to the Bank so that the Bank may cancel the Letters of Credit; or

               (2) if the Borrower is unable to return all or any of the Letters of Credit, the Borrower agrees to deposit with the Bank, with respect to each Letter of Credit it is unable to return to the Bank, an amount in Dollars equal to the L/C Outstanding Amount of such Letter of Credit to be held as cash collateral for the Borrower's obligations with respect to such Letter of Credit and the Borrower's obligations under this Agreement and the other Credit Documents.

          (c) In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default the Bank may require the Borrower to provide cash collateral in Dollars in the amount of the L/C Outstanding Amount of the Letters of Credit, to be held as cash collateral for the Borrower's obligations with respect to the Letters of Credit and the Borrower's obligations under this Agreement and the other Credit Documents.

          (d) If a Letter of Credit is issued in a currency other than Dollars, the equivalent amount in Dollars of its L/C Outstanding Amount shall be determined as set forth in Paragraph 5 of the application and agreement for standby letter of credit applicable to such Letter of Credit. The Bank may, from time to time, require additional deposits in Dollars so that the total amount deposited with the Bank is not less than the equivalent amount in Dollars of the L/C Outstanding Amount of such letter of credit, determined as set forth in said Paragraph 5.

          2.02 DRAWINGS UNDER THE LETTERS OF CREDIT. In case of a drawing or payment by the Bank under a Letter of Credit, the Bank will notify the Borrower. The Borrower will

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promptly reimburse the Bank in the currency in which the Letter of Credit is payable, except that the Bank may, at its option, require payments to be made in Dollars, as set forth in Paragraph 5 of the application and agreement for standby letter of credit applicable to such Letter of Credit. Each such reimbursement obligation, if not paid when due, shall bear interest, payable on demand from the date of such drawing or payment at the Reference Rate plus 2.00%.

          2.03 LETTER OF CREDIT FEES. The Borrower shall pay to the Bank a non-refundable fee equal to 1.00% per annum of the outstanding undrawn amount of each financial standby letter of credit and 0.50% per annum of the outstanding undrawn amount of each performance standby letter of credit payable quarterly in advance, and calculated on the basis of the face amount outstanding on the day the fee is calculated. The Borrower shall also pay the standard fees and commissions charged to Bank customers at the times and in the amounts the Bank advises the Borrower from time to time as being applicable to the Borrower's standby letters of credit.

          (c) Section 3.06 of Article III of the Credit Agreement is amended in its entirety to provide as follows:

     Any sum payable by the Borrower hereunder (including unpaid interest and the obligation to furnish cash collateral) if not paid when due shall bear interest (payable on demand) from its due date until payment in full at a rate per annum equal to the Reference Rate plus 2.00% per annum. At the option of the Bank, in each instance, any sum payable hereunder which is not paid when due (including unpaid interest) may be added to principal of the credit extended hereunder and shall thereafter bear interest at the rate applicable to principal.

          (d) Article IV of the Credit Agreement is amended in its entirety to provide as follows:

                                     ARTICLE IV

                               INTENTIONALLY OMITTED


          (e) The last line of Section 7.16 of the Credit Agreement is amended by adding the following after "June 30, 1998 may not exceed $15,000,000" and prior to the period:

     ; PROVIDED, FURTHER, THAT each of the net and operating loss for the quarter ending September 30, 1998 may not exceed $10,000,000 excluding the financial results of the Borrower's acquisition of Innova Corporation

          (f) The Credit Agreement is amended (1) to delete all references throughout its text to the definitions deleted from Article I by Section 2(a)(1) of this Amendment, and (2) all references to letters of credit issued under the Credit Agreement shall be deemed references to the Letters of Credit.

     3. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Bank as follows:

          (a) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not


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require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its respective terms.

          (b) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other Person.

     4. EFFECTIVE DATE. This Amendment will become effective as of September 30, 1998, PROVIDED that on or before October 1, 1998 the Bank has received from the Borrower a duly executed original (or, if elected by the Bank, an executed facsimile copy) of this Amendment.

     5. RESERVATION OF RIGHTS. The Borrower acknowledges and agrees that the execution and delivery by the Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Bank to enter into amendments under the same, similar or any other circumstances in the future.

     6.   MISCELLANEOUS.

          (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein and in the other Loan Documents to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement. This Amendment is a Credit Document.

          (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and to the Credit Agreement and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

          (c) This Amendment shall be governed by and construed in accordance with the law of the State of California.

          (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Bank of a facsimile transmitted document purportedly bearing the signature of the Borrower shall bind the Borrower with the same force and effect as the delivery of a hard copy original. Any failure by the Bank to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document which hard copy page was not received by the Bank, and the Bank is hereby authorized to make sufficient photocopies thereof to assemble complete counterparty documents.

          (e) This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Section 9.05 of the Credit Agreement.


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          (f)  If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.


                  The rest of the page is deliberately left blank.


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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the date first above written.


           DIGITAL MICROWAVE CORPORATION



                                       By:  /s/ CARL A. THOMSEN
                                            -------------------
                                       Name:  Carl A. Thomsen
                                       Title:    Vice President, Chief Financial
                                                 Officer and Secretary

                                       BANK OF AMERICA NATIONAL TRUST
                                       AND SAVINGS ASSOCIATION


                                       By:  /s/ MICHAEL J. MC CUTCHIN
                                            -------------------------
                                       Name:  Michael J. McCutchin
                                       Title:  Managing Director


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